Exhibit 99.1
NEWS RELEASE
     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St.		602-685-4010
Phoenix, AZ 85008
Mesa Air Group Reports 2nd Quarter 2006 Revenues and Earnings
PHOENIX, April 26, 2006 – Mesa Air Group, Inc. (NASDAQ-MESA) today announced second quarter after tax earnings of $5.3 million on operating revenues of $312.1 million. Total operating revenues for the second quarter of 2006 increased $48.2 million, or 18.3%, primarily as a result of the year-over-year increases in our regional jet fleet. Net income and earnings per share for the second quarter were $5.3 million and 14 cents per share on a diluted basis (all amounts reported herein are after tax and all per share amounts reported hereafter are on a diluted basis), respectively, as compared to net income of $10.8 million and 26 cents per share for the same period of fiscal 2005. Pro forma net income for the quarter was $12.9 million, or 30 cents per share. Pro forma net income excluded costs associated with converting debt to equity of $7.5 million, a gain on the disposition of an aircraft of $0.3 million and net investment losses of $0.4 million. This compares to pro forma earnings of $11.9 million, or 28 cents per share for the comparable period of fiscal 2005.
Total Available Seat Miles (ASMs) for the second quarter of 2006 increased 8.0% from the second quarter of 2005, primarily as a result of an increase in the number of regional jets flown from 136 jets as of March 31, 2005 to 144 as of March 31, 2006. At March 31, 2006, Mesa’s fleet of regional jets was comprised of 91 50-seat regional jets, 15 70-seat regional jets and 38 86-seat regional jets (56 at America West, 60 at United, eight at US Airways and 20 at Delta). In addition to its regional jet fleet, Mesa operated 36 turboprops, including 16 37-seat DH8-200s (six at America West and ten at United) and 20 B1900s (six at Mesa independent, 12 at US Airways and two at America West). Beginning in early July, Mesa will fly an additional twelve, 37-seat, DH8-100s in support of Delta’s expanding operations at its New York-JFK hub.
As of March 31, 2006, the Company’s cash, marketable securities and debt investments were approximately $282.4 million, which includes $11.7 million of restricted cash.
During the quarter ended March 31, 2006, holders of $144.8 million in aggregate principal amount due at maturity ($57.5 million carrying amount) of the Company’s Senior Convertible Notes due 2023 (the “Notes”) converted Notes into shares of the Company’s common stock. As a result of these conversions, the Company issued 5,751,121 shares of common stock to holders of Notes during the quarter ended March 31, 2006. These conversions, along with the $12 million in aggregate principal amount due at maturity ($4.8 million carrying amount) that was converted in the first quarter, represent approximately 62% of the $252 million original aggregate principal amount due at maturity of the Notes. These Notes were originally issued at a discount resulting in gross proceeds to the Company of $100 million. The shares of common stock issued upon conversion of the Notes were previously included in the calculation of our diluted earnings per share. Consequently, issuance of the shares will have no further dilutive effect to reported diluted earnings per share.
Also during the quarter, the Company announced that go!, Mesa’s independent inter-island Hawaiian operation, will begin operations June 9, 2006 with introductory fares of $39 one-way. The Company also unveiled go!’s website (www.iflygo.com) and has started taking reservations.
The Company continued the transition of its 59 regional jets out of the US Airways operations into operation with United and Delta. At present, the Company has transitioned 51 of the 59 aircraft out of the US Airways operations, placing 31 into revenue service with United and 20 into revenue service with Delta.
“Given the difficult operating environment and US Airways transition and Hawaii startup expenses, we are pleased with these results,” said Jonathan Ornstein, Mesa Air Group’s Chairman and Chief Executive Officer. “Focusing on costs, our transition and Hawaii startup expenses of $3.6 million for the quarter were within plan. Operationally, despite the transition of aircraft out of US Airways, the Company did an excellent job with a controllable completion rate of 99.1%. These results are a testament to the Company’s operational flexibility, focus on maintaining a high quality low cost product and dedicated workforce. These attributes allowed us to continue to reduce our cost per available seat mile (excluding fuel) from 8.4 cents to 8.3 cents making us one of the lowest cost regional airlines. This strong foundation allows us to effectively compete for future growth opportunities as the major airlines continue to restructure and, looking forward, expand. We would like to thank our airline partners for their continued support and our 5,000 hard working employees.”

Mesa’s operating statistics for the three months ended March 31,

	2006	2005	Change

Passengers	3,441,501	2,992,045	15.0%
Available Seat Miles (000s)	2,185,602	2,024,091	8.0%
Revenue Passenger Miles (000s)	1,599,381	1,394,156	14.7%
Load Factor %	73.2	68.9	4.3 pts.
Yield (cents)	19.5	18.9	3.2%
Revenue per ASM (cents)	14.3	13.0	10.0%
Operating Cost per ASM (cents) *	13.0	11.6	12.1%
Operating Cost per ASM, excluding fuel expense (cents) *	8.3	8.4	-1.2%
Block Hours (000s)	135	136	-0.7%
Average Stage Length (miles)	403	384	4.9%

*	Excluding one-time items
Mesa’s operating statistics for the six months ended March 31,

	2006	2005	Change

Passengers	6,930,917	6,074,655	14.1%
Available Seat Miles (000s)	4,493,686	4,010,548	12.0%
Revenue Passenger Miles (000s)	3,254,882	2,813,634	15.7%
Load Factor %	72.4	70.2	2.2 pts.
Yield (cents)	19.5	18.8	3.7%
Revenue per ASM (cents)	14.1	13.2	6.8%
Operating Cost per ASM (cents) *	12.9	11.7	10.3%
Operating Cost per ASM, excluding fuel expense (cents) *	8.3	8.4	-1.2%
Block Hours (000s)	278	276	0.7%
Average Stage Length (miles)	405	379	6.9%

*	Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2006	2005
Operating revenues:
Passenger	$305,652	$255,530
Freight and other	6,412	8,286

Total operating revenues	312,064	263,816

Operating expenses:
Flight operations	90,833	79,115
Fuel	103,157	65,194
Maintenance	47,606	46,928
Aircraft and traffic servicing	18,310	17,591
Promotion and sales	882	815
General and administrative	14,515	15,655
Depreciation and amortization	8,824	10,113

Total operating expenses	284,127	235,411

Operating income	27,937	28,405

Other income (expense):
Interest expense	(8,710)	(10,194)
Interest income	2,600	464
Other income (expense)	(13,229)	(1,094)

Total other income (expense)	(19,339)	(10,824)

Income before income taxes	8,598	17,581
Income taxes	3,310	6,733

Net income	$5,288	$10,848

Income per common share:
Basic	$0.15	$0.37
Diluted	$0.14	$0.26

Weighted average shares — basic	34,304	29,585
Weighted average shares — diluted	46,278	47,601

Dilutive interest on convertible debentures included in interest expense (after tax)	$1,018	$1,524

	Three Months Ended
	March 31,	March 31,
	2006	2005
PRO FORMA (After tax):

Net income	$5,288	$10,848
Debt conversion costs	7,488	—
Gain on sale of aircraft	(268)	—
Settlement of dispute with vendor	—	(617)
Investment (income) loss	405	1,645

Pro forma net income	$12,913	$11,876

Pro forma income per common share
Basic	$0.38	$0.40
Diluted	$0.30	$0.28

Weighted average shares — basic	34,304	29,585
Weighted average shares — diluted	46,278	47,601

Dilutive interest on convertible debentures included in interest expense (after tax)	$1,018	$1,524
To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended
	March 31,	March 31,
	2006	2005
Operating revenues:
Passenger	$621,066	$511,917
Freight and other	14,615	16,703

Total operating revenues	635,681	528,620

Operating expenses:
Flight operations	180,697	158,339
Fuel	208,006	132,308
Maintenance	103,144	95,534
Aircraft and traffic servicing	34,520	34,368
Promotion and sales	1,654	2,160
General and administrative	32,906	31,188
Depreciation and amortization	18,007	19,286
Impairment and restructuring charges (credits)	—	(1,257)

Total operating expenses	578,934	471,926

Operating income	56,747	56,694

Other income (expense):
Interest expense	(18,296)	(18,935)
Interest income	5,598	1,058
Other income (expense)	(14,326)	1,255

Total other income (expense)	(27,024)	(16,622)

Income before income taxes	29,723	40,072
Income taxes	11,443	15,348

Net income	$18,280	$24,724

Income per common share:
Basic	$0.58	$0.83
Diluted	$0.48	$0.58

Weighted average shares — basic	31,460	29,685
Weighted average shares — diluted	43,593	47,644

Dilutive interest on convertible debentures included in interest expense (after tax)	$2,533	$3,049

	Six Months Ended
	March 31,	March 31,
	2006	2005
PRO FORMA (After tax):

Net income	$18,280	$24,724
Debt conversion costs	8,071	—
Gain on sale of aircraft	(268)	—
Embraer 120 lease return cost, net	—	1,052
Reversal of Shorts 360 restructuring costs	—	(775)
Settlement of dispute with vendor	—	(617)
Investment (income) loss	583	(515)

Pro forma net income	$26,666	$23,869

Pro forma income per common share
Basic	$0.85	$0.80
Diluted	$0.67	$0.56

Weighted average shares — basic	31,460	29,685
Weighted average shares — diluted	43,593	47,644

Dilutive interest on convertible debentures included in interest expense (after tax)	$2,533	$3,049
To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

Mesa’s second quarter results will be discussed in more detail on April 26, 2006 at 11:00 AM PDT (Mountain Standard Time) via teleconference. The live audio Webcast of the call will be available on Mesa’s Web site at www.mesa-air.com. There will also be a replay of the call available beginning approximately one hour after its conclusion at the same Web address.
Mesa currently operates 180 aircraft with over 1,050 daily system departures to 172 cities, 45 states, the District of Columbia, Canada and Mexico. Mesa operates as America West Express, Delta Connection, US Airways Express and United Express under contractual agreements with America West, Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines. Effective June 9, 2006, Mesa will launch inter-island Hawaiian service as go! This new operation will link Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of Regional Aviation Partners and the Regional Aviation Association. The Company was named the 2005 Regional Airline of the Year by Air Transport World Magazine.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.
For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com
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